Exhibit 10.8

The undersigned:

1.	The private limited liability company PROJECTA B.V., having its office at Parallelweg 168, 6001 HM Weert, hereinafter referred to as “the company”, represented by John T. Hopkins;

and

2.	PETER DE KROON, born on 24th December 1954, residing at De Genestetlaan 4, 5615 EH Eindhoven, hereinafter referred to as “the managing director”,

WHEREAS:

A.	the company and the managing director wish to lay down in writing the provisions of the employment agreement which they have concluded, in effect as from November 15, 1996,

DECLARE TO HAVE AGREED AS FOLLOWS:

I.	Duration of the Employment Agreement

1.	The managing director accepts his appointment as “directeur” of the company and will act in this capacity in the employment of the company as “algemeen directeur”.

2.	The employment agreement is entered into/continued for an indefinite period of time as from 15th October 1996.

3.	Each of the parties is entitled to terminate the employment agreement with observance of a notice period of 6 months per the end of a calendar month.

4.	In any case the employment agreement shall terminate by law, without notice of termination being required, on the last day of the month in which the managing director reaches the age of 65 years, or on the retirement date in accordance with the provisions of his pension scheme, if that is earlier.

5.	In case the company dismisses the managing director for a reason completely beyond his control, such as a sale of the company, he will receive a compensation equal to 6 months gross salary as described in article II.2 hereof in addition to the 6 months notice period described in article I.3 hereof.

II.	Salary

1.	As from 15th October 1996 the managing director shall be entitled to receive from the company the salary and benefits provided for in this agreement.

2.	Salary

The managing director shall be entitled to a salary of f 16,500 gross per month, to be paid at about the end of the month for each of the 12 months of each year and also a 13th month payable in December of each year. The salary will be re-negotiated per 31-12-2003, which is the expiry date of the 35% ruling.

The managing director is entitled to an annual holiday allowance, to be paid in the month of May, equal to 8% of the salary received by him in the preceding 12 months.

Salary to be adjusted annually per the CAO Metal agreement index. No provision is made for overtime hours worked as monetary compensation or time off (ATV) benefits.

3.	Holidays

The managing director is entitled to 25 paid vacation days per annum.

4.	Illness/disability

If through no fault of his own the managing director becomes fully disabled as a result of illness or accident and consequently receives benefits under the Sickness Benefits Act (“Ziektewet” (ZW)) and/or General Disablement Benefits Act (“Algemene Arbeidsongeschiktheidewet” (AAW)) and/or the Disablement

Insurance Act (“Wet op de Arbeidsongeschiktheidsvorzekering” (WAO)), the company will, for a period not exceeding 26 weeks, supplement the aforementioned benefit(s) in an amount sufficient to cause the managing director to receive in total 100% of his last net salary sub II.2 provided that the employment agreement continues during this period. Successive periods of disability which are separated by not more than 30 days will be considered as one continuous period of disability.

In the event of partial disability, the supplementation will be made pro rata.

No supplementation will be made if and as far as the managing director with regard to his disability has a claim for damages against a third party. In that case the company will pay the managing director an advance-payment on his claim for damages against the third party equal to the amount of the aforementioned supplementation, on the condition that the managing director transfer this claim for damages to the company by deed of assignment. The company shall then set off the amount of the advance-payment against the damages received.

The company is entitled to amend the provisions of this section unilaterally, even to the detriment of the managing director, if and when at any time as a result of amendment of ZW/WAO/AAW, or any other disablement law being amended or coming into force, the benefits of the managing director pursuant to these laws becomes less than at the time of conclusion of this agreement.

5.	Bonus

The managing director may be awarded an annual bonus, the amount of which will be at the discretion of the company, which bonus will relate to the preceding financial year of the company and will be determined by the company within a month after the annual accounts have been adopted or approved by the authorized body of the company. The bonus plan will be based on a formula presented to the managing director not later than 31st March of each year. The managing director shall be eligible for a minimum bonus of 20% of base salary or f 40,600, whichever is greater. The bonus is not a guarantee of payment. The minimum performance level must be attained to be compensated with the minimum bonus. Eligibility to begin with fiscal year 1997.

6.	Car

The company will provide the managing director for the performance of his duties with a car.

The managing director will be permitted to use the car for private purposes. All costs associated with the use of the car shall be borne by the company.

The managing director will be required at the company’s first request to return the car to the company during any period in which he is not performing his duties, whether because of disability or because of suspension/release from active duties by the company, without the company being required to provide him with another car or to pay any compensation or damages, in the case of suspension/release of active duty immediately, in the case of disability within 2 months.

The managing director is required to return the car provided to him by the company on the day that the employment terminates.

7.	Expenses

All necessary expenses incurred by the managing director in the performance of his duties will be reimbursed to him monthly by the company, upon submission of a specified statement with receipts, with the proviso that expenses of f 5,000 or more will only be reimbursed by the company if the managing director has obtained the prior approval of the company for that specific expense.

The managing director will not be entitled to the reimbursement of expenses as described above for any period during which he is not entitled to receive a salary, or, to the extent not covered thereby, during which he is disabled as a result of illness or accident, or is suspended or released from active duty while continuing to receive his salary.

The managing director shall be reimbursed for expenses related to the dedicated business telephone services located at his personal residence.

The managing director shall receive a representation allowance of f 250, — per month.

8.	Premium Savings Program

The managing director will participate in the premium savings program (“premiespaarregeling”). The company will contribute annually the maximum allowed by law (i.e. f 1,077 for 1996).

III.	Performance of duties

1.	The managing director will carry out his duties to the best of his ability and in accordance with the law, the articles of association of the company and the decisions and guidelines of the authorized bodies of the company and will act according to the laws of the countries in which the company does business.

2.	Ancillary activities

Except with the prior written permission of the company, the managing director will not exercise any trade or profession in addition to his employment with the company, in any fashion or any form whatsoever, whether in his own name, or through and/or in cooperation with other persons or legal entities, or serve in the employment of other natural persons or legal entities. The managing director will not, without the prior written permission or the company, serve as a supervisory director for any other companies or accept paid management positions with associations or foundations while he is employed by the company.

3.	Confidentiality

Both during as well as after the termination of his employment with the company, the managing director will preserve the complete confidentiality of all information of which he has knowledge concerning the company and the activities of the company and its affiliated companies. This duty of confidentiality extends to all information relating to clients or other persons with whom the company has any dealings and which information has come to the managing director’s attention through the performance of his duties.

4.	Company documents

All property, including written documents and photocopies thereof, which the managing director receives from or on behalf of the company in the course of his employment, is and shall remain the property of the company.

The managing director is required to return this property to the company at its first request, or in any event no later than the day on which the employment terminates.

5.	Intellectual Property

5.1	All rights relating to works, new products or processes, designs or models, trademarks, trade names, breeds, strains or breeding materials and know-how, all within the meaning of the Copyright Act of 1912 (“Auteurswet 1912”), the Patent Act (“Rijksoctrooiwet”), the Benelux Uniform Design and Models Act (“Eenvormige Beneluxwet inzake Tekeningen of Modellen”), the Benelux Uniform Trademark Act (“Eenvormige Beneluxwet op de Merken”), the Trade Name Act (“Handelsnaamwet”) and the Seed and Plant Material Act (“Zaaizaden Plantgoedwet”), or the corresponding definitions and laws abroad, which the managing director, whether or not independently, has created or caused to be created (during the course of this employment agreement), hereinafter collectively referred to as the Intellectual Property, belong to the company, regardless of whether the Intellectual Property originated during or outside working hours and regardless of whether the creation or causing to be created of the Intellectual Property was either directly or indirectly part of the managing director’s duties, or whether he was appointed (in whole or in part) for this purpose.

5.2	The managing director acquires no right to the designation of his name in connection with the Intellectual Property in any context.

5.3	The managing director is obliged to give immediate notice to the company of all Intellectual Property and to do whatever is necessary or desirable to bring about the transfer of the Intellectual Property to the company.

5.4	The managing director is obliged, to the extent that this is in the interest of the company and is consistent with the policies in this regard, to do whatever is necessary to obtain the maximum possible protection of the Intellectual Property. If protection of the Intellectual Property requires an application or deposit, this shall be done in the name of the company only.

5.5	The managing director undertakes to preserve the strict confidentiality of all Intellectual Property to the extent that not preserving its confidentiality is not in the obvious interest of the company and consistent with the policies in this regard.

5.6	The managing director recognizes that his services are fully compensated by the salary provided for in this agreement and that he therefore acquires no rights to the Intellectual Property and will, to the extent necessary, transfer the Intellectual Property to the company.

IV.	Non-competition clause

For a period of 1 year after the termination of the employment agreement, the managing director will not, without the prior written permission of the company, undertake any activities within the countries in which the company is active during the course of the employment agreement, in any manner or form whatsoever, whether in his own name, or through and/or in cooperation with, or in the employment of other natural persons or legal entities, which are the same as or similar to the activities of the company or companies affiliated with the company. The foregoing shall include the acquisition or holding, whether or not in his own name, of shares or depository receipts of shares in companies which are the same as or similar to the company or companies affiliated with the company, other than securities officially listed on an exchange.

V.	Penalty clause

Upon breach of any of the provisions in III and/or IV, the managing director shall be liable to the company for a fine which is immediately due and payable of f 10,000. — per breach and f 1,000. — for each day on which the breach continues, without prejudice to any other rights which the company may have by law or under this agreement, such as the right of the company to demand specific performance of the violated provisions or to seek any injunction and/or damages, as well as to terminate the employment agreement, if the latter is still in effect.

VI.	Arbitration; applicable law

All disputes arising in connection with this agreement, or other agreements which may result herefrom, shall be decided through arbitration in accordance with the rules of the Netherlands Arbitration Institute.

This agreement shall be governed by Netherlands law.

VII.	Final clause

Amendments and/or additions to this agreement can only be made through a written document signed by both parties. This agreement supersedes all prior agreements between the parties.

As agreed and signed in                      fold in                                          on 23-9 1996.

/s/ Richard E. Lundin	/s/ Peter de Kroon
(the company)	(the managing director)